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Exhibit 99.1

MacroPore Biosurgery Signs Agreement to Acquire StemSource, Inc., a Company with Breakthrough Technology to Deliver Clinical Applications of Adult Stem Cells

        San Diego / Frankfurt, October 9th, 2002.—MacroPore Biosurgery, Inc. (Frankfurt Stock Exchange: XMP) announced today that it has signed a strategic merger agreement to acquire the remaining outstanding shares of StemSource, Inc. (a privately held company located in Thousand Oaks, CA) in exchange for approximately 1.44 million MacroPore Biosurgery shares.

        StemSource is a pioneer in the extraction, cryo-preservation and clinical application of adult stem cells derived from adipose (fat) tissue. "The acquisition of the StemSource technology is a key part of our strategic vision for MacroPore Biosurgery to establish a leadership position in the use of adult stem cells to provide regenerative therapies for the treatment of many debilitating medical conditions. This technology ideally complements our existing market-leading bioresorbable platform," stated Christopher J. Calhoun, CEO of MacroPore Biosurgery. "We have a remarkable opportunity to make regenerative medicine broadly available to physicians and patients in the very near future."

        Scientific evidence from around the globe suggests that stem cells are the key component in regenerative medicine. StemSource technology utilizes adult stem cells derived from adipose tissue. These cells deliver substantial clinical advantages over embryonic stem cells. Although embryonic stem cells potentially hold enormous promise, they are subject to a number of scientific, moral and ethical limitations, and clinical therapies remain more than a decade away. Numerous clinical studies now indicate that adult stem cells can successfully treat patients with a variety of diseases. "Our pre-clinical and early clinical work has demonstrated that adipose tissue is a rich source of adult stem cells with enormous potential to treat a range of clinical disorders. More importantly, we've developed proprietary devices and techniques to harvest the cells from fat and we've proven their ability to differentiate into nerve, muscle, bone, and cartilage," said Marc H. Hedrick, MD, CEO of StemSource.

        "StemSource's proprietary technology yields stem cells in quantities that exceed the quantity of stem cells from other adult donor sites by a multiple of up to 100, and can do so at much lower cost. Additionally, the use of the patient's own cells as an autologous cell therapy involves a substantially lower regulatory hurdle because there is no chance of transferring a communicable disease or rejection of the cells by the body," stated John K. Fraser, PhD, Chief Scientific Officer of StemSource. "We believe our technology could have a significant impact on a variety of clinical problems, including diseases such as Parkinson's, Alzheimer's, spinal cord injuries, stroke, heart disease, and diabetes," adds Fraser.

        StemSource began generating revenues from its autologous stem cell banking service in early 2002 and anticipates tissue-based revenues in 2-3 years. "We are adopting an aggressive, pragmatic, clinically-oriented focus toward placing this remarkable capability in the hands of surgeons sooner rather than later," added Calhoun. "We expect to see a visible contribution to revenues in 2003, without a significant increase in operating expenses."

Edited and published by:
MacroPore Biosurgery, Inc., Ölmühlweg 33, 61462 Königstein
 Contact:
Ari Bisimis, CFO; Ph.: +49-6174-2597-0, Fax: +49-6174-2597-25, abisimis@macropore.com
Eva Sterzel, PR; Ph. +49-6174-2597-13, Fax: +49-6174-2597-25, esterzel@macropore.com
Kim M. Reiff, MC; Ph. 1-858-458-0900, Fax: 1-858-458-0994, kreiff@macropore.com

        MacroPore Biosurgery is a leading developer and manufacturer of bioresorbable surgical implants to aid in the reconstruction, repair and regeneration of bone and soft tissue throughout the body. Some of the company's implants, designed for use in orthopedic and spinal surgery, are distributed through Medtronic, while other products from our platform technologies are distributed through both our direct US sales force and an international distribution network. MacroPore Biosurgery is traded on the Frankfort Stock Exchange in Germany under the symbol 'XMP'. For further information please visit the web site www.macropore.com.

Forward-Looking Statements Disclaimer:

        This press release includes forward-looking statements regarding events and financial trends which may affect MacroPore Biosurgery's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore Biosurgery's actual results and financial position to differ materially. Some of these risks include our reliance on distribution through Medtronic, scientific development risk at StemSource, and our history of losses. MacroPore Biosurgery assumes no responsibility to publicly release the results of any revision of forward-looking statements to reflect trends or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

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MacroPore Biosurgery Signs Agreement to Acquire StemSource, Inc., a Company with Breakthrough Technology to Deliver Clinical Applications of Adult Stem Cells